Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Strong Second Quarter Earnings and Continued Asset Growth
MIDDLEFIELD, OHIO, July 29, 2010 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced the following results for the quarter ended June 30, 2010.
•	Net income of $715,000, up 55.1% from the second quarter of 2009
•	Total assets increased $12.9 million, or 2.2%, from March 31, 2010
•	Net interest income in a year-to-year comparison grew $1.2 million or 36.0%.
•	Total deposits stood at $533.1 million, an increase of 2.1% for the quarter.
•	Net loans grew $4.5 million during the quarter, ending up 1.3%.
•	Diluted earnings per common share for the quarter were $0.45
The company reported that earnings for the second quarter ended June 30, 2010, were $715,000 compared to earnings of $461,000 for the same period in the prior year. Earnings per diluted share for the 2010 quarter were $0.45, while those reported for the 2009 period were $0.30.
Net income for the six months ended June 30, 2010 was $1,360,000, a $296,000, or 27.8% increase from the $1,064,000 earned during the same period of 2009. Year-to-date diluted earnings per share were $0.87 in 2010 compared to $0.69 in 2009.
During the 2010 second quarter, net interest income increased $1,215,000 from the second quarter of 2009. This was offset by a $430,000 higher provision for loan losses, and an increase in other total non-interest expense of $525,000. Non-interest income during the second quarter of 2010 was $49,000 above that reported in the same period of 2009.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2010 second quarter were 7.48% and 0.47%, respectively, compared with 5.22% and 0.39% for the second quarter of 2009. The six month period ending June 30, 2010 saw ROE and ROA of 7.27% and 0.46%, respectively. The comparable period 2009 results were 6.04% and 0.45%.

“In the second quarter, Middlefield Banc Corp. again delivered a strong financial performance in an economic environment that continues to be extremely challenging,” stated Thomas G. Caldwell, President and Chief Executive Officer, “The results for the quarter continued to demonstrate solid performance on many fronts, including continued core deposit growth, an expanded net interest margin, and additions to our capital base.”
“We continue to evaluate the level of loan loss reserve. With uncertainty regarding the magnitude and timing of the economic recovery, we have chosen to position our balance sheet to better absorb potential credit losses. While we have added staff and processes to address problem credits, we will continue to closely monitor progress at least into the middle of next year.”
“Our focus remains sharply on sound, fundamental banking practices designed to deliver excellence in customer service. By so doing, we will work to ensure an increase in value to our shareholders,” Caldwell concluded.
Asset Quality
The provision for loan losses for the three month period ended June 30, 2010 increased 165% to $690,000 compared to the $260,000 for the comparable period of 2009. “While there has been some stabilization within our markets, our credit quality continues to be negatively impacted by the economic downturn. Sustainable economic activity within our markets is key for a return to more normal levels of nonperforming assets and our provision expense,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “We continue to experience credit issues associated with owner-occupied residential properties in our northeastern Ohio markets, while our central Ohio market has seen delinquency tied to non-owner occupied residential properties.”
Stacy continued, “We anticipate continuing to provide a higher than historic level of loan loss provision to address credit quality issues. It is only prudent, in light of these on-going economic issues and heightened regulatory scrutiny, to operate with overall higher levels of general loan loss reserves.”
The following table summarizes asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	06/30/2010	3/31/2010	12/31/2009	6/30/2009

Nonperforming loans	$20,053	$18,143	$16,285	$14,023
Real estate owned	1,886	2,175	2,164	1,967

Nonperforming assets	$21,939	$20,318	$18,450	$15,991

Allowance for loan losses	$5,834	$5,279	$4,937	$3,668

Ratios:
Nonperforming loans to total loans	5.50%	5.04%	4.61%	4.18%
Nonperforming assets to total assets	3.61%	3.42%	3.30%	3.33%
Allowance for loan losses to total loans	1.60%	1.47%	1.40%	1.09%
Allowance for loan losses to nonperforming loans	29.09%	29.10%	30.31%	26.16%

The increased loan loss provision, which has significantly outpaced loan charge-offs, has strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.60% of total loans at June 30, 2010, compared to the 1.40% reported at December 31, 2009, and 1.09% at June 30, 2009.
Net Interest Income
Net Interest Income, the core of the company’s earnings, totaled $8.64 million for the first six months of 2010. This represents an increase of 31.2% from the $6.58 million reported for the comparable period of 2009. The improvement in net interest income was primarily generated by an increase in interest income on investment securities of $1.10 million, coupled with a decrease in interest expense on deposits of $0.41 million. With the monetary policy of the Federal Reserve calling for stable historically low rates, the company has been able to continue to hold deposit rates significantly lower than the prior year. Despite modest growth in the loan portfolio, combined with the fact that the pricing environment for new loans remains highly competitive, interest earnings on loans did increase 5%, or $0.49 million, over the year earlier results. This increase in earnings on loans was achieved in spite of an increase in the total of non-performing loans.
For the three month period ended June 30, 2010 compared to the same period of 2009, Middlefield’s net interest income was up 36%, or $1.21 million. The strong results were based in an increase of $0.61 million from the investment portfolio and an increase of $0.39 million from the loan portfolio coupled with a decrease in deposit costs of $0.19 million.
The first half net interest margin of 3.39% represented an increase from the 2009 first half result of 3.23%. The yield on earning assets dropped 57 basis points, while the cost of interest-bearing liabilities experienced a decrease of 86 basis points. Similarly, for the second quarter of 2010, the net interest margin of 3.49% exceeded the 3.28% reported for the second quarter of 2009.
Non-Interest Income and Operating Expenses
Non-interest income increased $49,000 for the three-month period of 2010 from the comparable 2009 period. Higher revenue from investment services, along with rents collected on Other Real Estate Owned (OREO) properties partially offset a decrease in service charges on deposit accounts. The lower deposit service charges were fueled by Federal regulatory changes to overdraft rules. For the first six months of 2010, deposit services charges were $58,000 below the same period of 2009. This was offset by an increase in investment services income as well as the collection of rents on OREO properties.
Non-interest expense of $3.83 million for the second quarter of 2010 was 15.9%, or $525,000 higher than the second quarter of 2009. Increases in salaries and employee benefits of $176,000 are primarily attributable to staff additions in accounting and special assets, as well as an increase in health insurance costs. Equipment expense was $54,000 higher in the 2010 quarter than for the 2009 period. The company’s two affiliate banks migrated to a new core data processing provider in late April and incurred additional expense related to the change in data processing provider. The company experienced a decrease in the FDIC deposit insurance assessment of $81,000. During the second quarter of 2009, the FDIC imposed a special assessment which was of a one-time nature. Other expenses were $377,000 higher in the 2010 period than in the same quarter of 2009. Costs associated with maintaining OREO properties accounted for $180,000 of the increase, with costs involved with increased collection activities contributing another $125,000.

For the six month period of 2010, total operating costs were $1.09 million above those of the 2009 comparable period. Contributing to the increase were salaries and employee benefits (up $316,000), equipment expense (up $129,000), loss on sale of OREO (up $159,000), and increased other expenses (up $452,000). The drivers of these increases were the same as noted above. Contained within the increased level of other expenses were $220,000 of increased loan related expenses and $70,000 of increased OREO-related expenses.
Balance Sheet Growth
The company’s total assets as of June 30, 2010 stood at $606.9 million, an increase of 8.6% over the $558.7 million in total assets reported at December 31, 2009. Net loans at June 30, 2010, were $358.9 million, up $10.3 million, or 2.9%, over the $348.7 million reported at December 31, 2009. Total deposits at the end of the second quarter 2010 were $533.1 million, or 9.4% greater than the deposit level of $487.1 million at December 31, 2009.
The investment portfolio, which is entirely classified as available for sale, stood at $179.0 million at June 30, 2010. This figure represented growth within that portfolio of $42.2 million from the prior year-end. Stockholders’ equity at June 30, 2010, was $39.6 million. Book value per share as of June 30, 2010, was $25.10.
Dividends
During the second quarter of both 2010 and 2009, Middlefield paid cash dividends of $0.26 per share.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $606.9 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2010 and 2009 and December 31, 2009

	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30,	December 31,	June 30,
(Dollar amounts in thousands)	2010	2009	2009

Assets
Cash and due from banks	$15,065	$12,909	$9,170
Federal funds sold	22,152	28,123	7,530
Interest-bearing deposits in other institutions	124	121	120

Cash and cash equivalents	37,341	41,153	16,820
Investment securities available for sale	178,963	136,711	101,635
Loans:	364,762	353,597	335,513
Less: reserve for loan losses	5,834	4,937	3,668

Net loans	358,928	348,660	331,845
Premises and equipment	8,360	8,394	8,301
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	7,839	7,706	7,569
Accrued interest receivable and other assets	10,949	11,475	8,990

Total Assets	$606,939	$558,658	$479,719

	June 30,	December 31,	June 30,
	2010	2009	2009
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$51,118	$44,387	$41,512
Interest bearing demand deposits	40,055	38,111	30,733
Money market accounts	65,275	56,451	34,704
Savings deposits	131,818	107,358	87,206
Time deposits	244,829	240,799	216,345

Total Deposits	533,095	487,106	410,500
Short-term borrowings	7,201	6,800	1,238
Other borrowings	25,040	25,865	30,105
Accrued interest and other liabilities	1,995	2,180	2,198

Total Liabilities	567,331	521,951	444,041

Common equity	28,201	27,919	27,618
Retained earnings	15,504	14,960	15,050
Accumulated other comprehensive income	2,637	562	(256)
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	39,608	36,707	35,678

Total Liabilities and Stockholders’ Equity	$606,939	$558,658	$479,719

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2010 and 2009
(Dollar amounts in thousands)

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
INTEREST INCOME
Interest and fees on loans	$5,299	$4,906	$10,396	$9,904
Interest-bearing deposits in other institutions	3	3	7	10
Federal funds sold	12	3	23	7
Investment securities
Taxable interest	1,339	924	2,542	1,777
Tax-exempt interest	647	454	1,239	900
Dividends on FHLB Stock	32	15	49	31

Total interest income	7,332	6,305	14,256	12,629
INTEREST EXPENSE
Deposits	2,373	2,559	4,858	5,275
Short term borrowings	62	4	120	10
Other borrowings	183	238	373	495
Trust preferred securities	128	133	264	265

Total interest expense	2,746	2,934	5,615	6,045

NET INTEREST INCOME	4,586	3,371	8,641	6,584

Provision for loan losses	690	260	1,129	414

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,896	3,111	7,512	6,170

NONINTEREST INCOME
Service charges on deposits	433	467	848	906
Earnings on bank-owned life insurance	65	60	132	129
Other income	169	109	287	225
Net securities gains (losses)	18	—	27	—

Total non-interest income	685	636	1,294	1,260
NONINTEREST EXPENSE
Salaries and employee benefits	1,713	1,537	3,224	2,908
Occupancy expense	217	221	493	476
Equipment expense	204	150	402	273
Data processing costs	172	219	415	468
Ohio state franchise tax	134	124	270	247
FDIC assessment	190	271	392	443
Professional fees	188	132	380	285
Loss on sale of other real estate owned	39	55	214	55
Other operating expense	971	594	1,596	1,144

Total non-interest expense	3,828	3,303	7,386	6,299

Income before income taxes	753	444	1,420	1,131
Provision for income taxes	38	(17)	60	67

NET INCOME	$715	$461	$1,360	$1,064

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Per common share data
Net income per common share — basic	$0.46	$0.30	$0.87	$0.69
Net income per common share — diluted	$0.45	$0.30	$0.87	$0.69
Dividends declared	$0.26	$0.26	$0.52	$0.52
Book value per share(period end)	$25.10	$23.02	$25.10	$23.02
Tangible book value per share (period end)	$22.21	$20.08	$22.21	$20.08
Dividend payout ratio	57.06%	86.97%	60.00%	75.20%
Average shares outstanding — basic	1,570,852	1,541,960	1,568,168	1,539,814
Average shares outstanding — diluted	1,572,084	1,543,538	1,569,742	1,541,405
Period ending shares outstanding	1,577,771	1,549,852	1,577,771	1,549,852

Selected ratios
Return on average assets	0.47%	0.39%	0.46%	0.45%
Return on average equity	7.48%	5.22%	7.27%	6.04%
Yield on earning assets	5.44%	5.96%	5.44%	6.01%
Cost of interest bearing liabilities	2.15%	2.97%	2.25%	3.11%
Net interest spread	3.29%	2.98%	3.19%	2.90%
Net interest margin	3.49%	3.28%	3.39%	3.23%
Efficiency (1)	68.30%	77.89%	69.86%	75.82%
Equity to assets at period end	6.53%	7.44%	6.53%	7.44%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

Asset quality data	June 30,	June 30,
(Dollar amounts in thousands)	2010	2009

Non-accrual loans	$19,817	$12,703
90 days past due and accruing	236	1,320
Non-performing loans	20,053	14,023
Other real estate owned	1,886	1,967

Non-performing assets	$21,939	$15,990

Allowance for loan losses	$5,834	$3,668
Allowance for loan losses/total loans	1.60%	1.09%
Net charge-offs:
Quarter-to-date	$135	$212
Year-to-date	232	303
Net charge-offs to average loans
Quarter-to-date	0.04%	0.06%
Year-to-date	0.06%	0.09%
Non-performing loans/total loans	5.50%	4.18%
Allowance for loan losses/non-performing loans	29.09%	26.16%